Exhibit 3.3
HUDSON PACIFIC PROPERTIES, INC.

ARTICLES OF AMENDMENT

Hudson Pacific Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The first and second sentences of Section 5.1 of the charter of the Corporation (the “Charter”) are hereby deleted in their entirety and replaced with the following:

“The Corporation has authority to issue 121,600,000 shares of stock, consisting of 103,200,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 18,400,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), all of which are classified as 4.750% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,216,000.”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 740,800,000 shares of stock, consisting of 722,400,000 shares of Common Stock, $0.01 par value per share, and 18,400,000 shares of Preferred Stock, $0.01 par value per share, all of which are classified as 4.750% Series C Cumulative Redeemable Preferred Stock. The aggregate par value of all authorized shares of capital stock having par value was $7,408,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 121,600,000 shares, consisting of 103,200,000 shares of Common Stock, $0.01 par value per share, and 18,400,000 shares of Preferred Stock, $0.01 par value per share, all of which are classified as 4.750% Series C Cumulative Redeemable Preferred Stock. The aggregate par value of all authorized shares of capital stock having par value is $1,216,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

SEVENTH: These Articles of Amendment shall become effective at 5:01 p.m. ET on December 1, 2025.

Exhibit 3.3

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 26th day of November, 2025.

ATTEST:		HUDSON PACIFIC PROPERTIES, INC.
/s/ Kay Tidwell		By:	/s/ Mark T. Lammas
Name:	Kay Tidwell	Name:	Mark T. Lammas
Title:	Secretary	Title:	President